Exhibit 16.1

[Ernst & Young Logo]	Ernst & Young LLP Suite 3300 370 17th Street. Denver, Colorado 80202-5663	Phone: (720) 931-4000 Fax: (720) 931-4444 www.ey.com

December 12, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 3, 2003, of ACT Teleconferencing, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs, except for the statement with regard to consultation with Hein + Associates. We have no basis to agree or disagree with that or other statements of the registrant contained in the first paragraph.

Very truly yours,

/s/ Ernst & Young LLP

Copy to ACT Teleconferencing, Inc.

A Member Practice of Ernst & Young Global